Exhibit (a)(5)(C)

WHP Global Announces Expiration of Lands’ End Tender Offer

NEW YORK, April 1, 2026 (PRNewswire) – LEWHP, LLC (“Purchaser”) and WH Topco, L.P., d/b/a WHP Global, a leading brand management firm (“WHP Global”), announced today the expiration of the previously announced tender offer (the “Tender Offer”) to purchase up to 2,222,222 of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lands’ End, Inc. (NASDAQ: LE) (“Lands’ End”) at a price of $45.00 per Share in cash, without interest and less any applicable tax withholding (the “Offer Price”). The Tender Offer expired at 7:00 a.m., Eastern Time, on March 31, 2026 (such date and time, the “Expiration Time”).

Computershare Trust Company, N.A., the depositary and paying agent for the Tender Offer (the “Depositary”), has advised Purchaser and WHP Global that, as of the Expiration Time, 29,243,942 Shares were validly tendered and not validly withdrawn in the Tender Offer, representing approximately 95.2% of the issued and outstanding Shares as of the Expiration Time. Following the Expiration Time, Purchaser accepted for payment 2,222,222 Shares, representing approximately 7.2% of the total issued and outstanding Shares as of the Expiration Time, on a pro rata basis. The Depositary has advised that the proration factor for the Tender Offer is approximately 7.6%.

About WHP Global

WHP Global (www.whp-global.com) is a leading brand management platform founded in 2019 to acquire and grow consumer brands. Its portfolio includes 15+ powerful brands across fashion, sports, and hardgoods, generating over $8 billion in annual retail sales across 80+ countries. Headquartered in New York with offices worldwide, WHP Global partners with more than 235 leading operators and drives strategic value through proprietary initiatives, including an internal AI Innovation Lab.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements made in this press release may be deemed forward-looking statements. Any statements that are not statements of historical fact should be considered forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect Purchaser’s views as of the date of this press release and are based on Purchaser’s expectations and beliefs concerning future events, as well as currently available information as of the date of this press release. While Purchaser believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements, and you should not rely on them. All forward-looking statements included in this press release are based on information available to Purchaser as of the date on which such statements were made, and Purchaser assumes no obligation to update or revise any forward-looking statements to reflect events or circumstances that occur after such statements are made, except as required by law.

Contacts

WHP Global

EJ Media Group

Jaime Cassavechia

jaime@ejmediagroup.com